Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Satsuma Pharmaceuticals, Inc.:

We consent to the use of our report dated June 21, 2019, except as to the fifth paragraph of Note 14, which is as of September 11, 2019, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

September 11, 2019